Exhibit 99.1

GUESS?, INC. REPORTS FOURTH QUARTER RESULTS

Fourth Quarter Revenues Increased 5% to $815 Million

Fourth Quarter Adjusted EPS of $0.95, Compared to $1.05 in Q4 Fiscal 2012; GAAP EPS was $0.85

Fiscal Year 2013 Adjusted EPS of $2.15; GAAP EPS of $2.05

Provides Fiscal Year 2014 EPS Guidance in the Range of $1.70 to $1.90

Provides First Quarter Fiscal 2014 EPS Guidance in the Range of $0.05 to $0.10

LOS ANGELES, March 20, 2013 - Guess?, Inc. (NYSE: GES) today reported financial results for its fourth quarter and fiscal year ended February 2, 2013.

Fourth Quarter Fiscal 2013 Highlights

•	Asian revenues increased 19% in U.S. dollars and 14% in constant dollars

•	North American Retail revenues increased 2%; retail comp sales declined 6.3%

•	European revenues increased 3% in U.S. dollars and local currency

•	Operating earnings decreased 12%; operating margin declined 280 basis points to 15%

Fiscal Year 2013 Highlights

•	Global revenues down 1% at $2.7 billion in U.S. dollars; increased 2% in constant dollars

•	Asian revenues increased 16% in both U.S. dollars and constant dollars

•	European revenues decreased 7% in U.S. dollars; flat in local currency

•	North American Retail revenues flat at $1.1 billion; retail comp sales declined 6.6%

•	Adjusted operating earnings decreased 34%; GAAP operating earnings decreased 31%

•	Invested $140 million to repurchase 5 million shares and paid special dividend of $1.20 per share

This press release contains certain non-GAAP, or adjusted, financial measures, which exclude the impact of settlement charges (and related taxes where applicable) recorded during the fourth quarter of fiscal 2013 and the second quarter of fiscal 2012. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Fourth Quarter Fiscal 2013 Results

For the fourth quarter of fiscal 2013, the Company generated adjusted net earnings of $81.4 million, a 15.1% decrease compared to net earnings of $95.9 million for the fourth quarter of fiscal 2012. Adjusted diluted earnings per share decreased 9.5%, to $0.95, compared to diluted earnings per share of $1.05 for the prior-year quarter. The adjusted net earnings exclude a charge of $12.8 million related to the resolution of a tax audit dispute in Italy, partially offset by unrelated tax benefits of $4.0 million. On a GAAP basis, fourth quarter fiscal 2013 net earnings were $72.6 million and diluted earnings per share totaled $0.85, including an unfavorable $0.10 impact from the net tax settlement charge.

Paul Marciano, Chief Executive Officer, commented, “Despite a difficult environment, we were able to deliver fourth quarter financial results that were at the high end of our expectations. We continued to direct our expansion efforts towards newer international markets, growing revenues in the double digits in key markets such as Korea, Germany, Greater China, Mexico and Russia. In North America, lower traffic and the promotional environment continued to impact our business while in Southern Europe, the weak economic conditions continue to impact consumer confidence.”

Mr. Marciano continued, “We enter this fiscal year with the expectation that the challenging macroeconomic environment will continue. In our more developed markets, we will continue to invest in marketing and visual merchandising initiatives to improve the performance of our stores while tightly managing expenses and inventories to protect our strong financial position. Already we have made progress in streamlining our operations in these markets that we expect to yield cost savings in the future. At the same time we will continue to invest in under-developed markets where the brand awareness is high but less penetrated.”

Mr. Marciano concluded, “Everything starts and ends with the product we deliver. I strongly believe that the heritage of Guess? is rooted in denim and the Guess? girl looks to us for iconic and sexy styles. Expect to see more on-trend fashion presented in the sexy, iconic Guess? style, coupled with timeless pieces that deliver the quality and value that our customers expect from Guess?.”

Total net revenue for the fourth quarter of fiscal 2013 increased 5.1% to $815.1 million, from $775.8 million in the prior-year quarter. In constant dollars, total net revenue increased 4.2%. In addition, the Company's fourth quarter fiscal year 2013 results included 14 weeks, while the fourth quarter of fiscal 2012 results included 13 weeks.

•
The Company's retail stores in North America generated revenue of $350.0 million in the fourth quarter of fiscal 2013, a 1.9% increase from $343.5 million in the same period a year ago. Comparable store sales for the fourth quarter of fiscal year 2013 decreased 6.3% in U.S. dollars and 7.0% in local currency compared to the same period a year ago. The Company directly operated 512 retail stores in the United States and Canada at the end of the fourth quarter of fiscal 2013 versus 504 stores a year earlier.

•
Net revenue from the Company's Europe segment increased 3.2% to $300.3 million in the fourth quarter of fiscal 2013, compared to $290.8 million in the prior-year period. In local currency, net revenue increased 3.3%.

•
Net revenue from the Company's Asia segment increased 19.2% to $84.2 million in the fourth quarter of fiscal 2013, from $70.6 million in the prior-year period. In constant dollars, net revenue increased 14.3%.

•
Net revenue from the Company's North American Wholesale segment increased 25.7% to $50.9 million in the fourth quarter of fiscal 2013, compared to $40.5 million in the prior-year period. In constant dollars, net revenue increased 24.1%.

•	Licensing segment net revenue decreased 2.1% to $29.8 million in the fourth quarter of fiscal 2013, from $30.4 million in the prior-year period.

Operating earnings for the fourth quarter of fiscal 2013 decreased 11.7% to $120.0 million (including a $1.7 million favorable currency translation impact) from operating earnings of $135.8 million in the prior-year period. Operating margin in the fourth quarter declined 280 basis points to 14.7%, compared to operating margin of 17.5% in the prior-year quarter. The lower operating margin primarily reflects the impact of negative same store sales on the Company's fixed cost structure, higher occupancy and selling costs in Europe due to retail expansion and more retail markdowns in Europe and North America.

Other net expense, which primarily includes net unrealized mark-to-market losses on foreign currency contracts and balances, partially offset by net unrealized gains on non-operating assets, was $0.1 million for the fourth quarter of fiscal 2013, compared to income of $6.4 million in the prior-year quarter.

The Company's fourth quarter fiscal 2013 adjusted tax rate increased slightly to 31.1%, compared to 30.9% for the fourth quarter of the prior year. On a GAAP basis, the fourth quarter fiscal 2013 tax rate was 38.4%.

Fiscal Year 2013 Results

Adjusted net earnings for the fiscal year ended February 2, 2013 were $187.5 million, a decrease of 33.8% compared to adjusted net earnings of $283.1 million for the fiscal year ended January 28, 2012.  The fiscal year 2013 adjusted net earnings exclude a charge of $12.8 million related to the resolution of a tax audit dispute in Italy, partially offset by unrelated tax benefits of $4.0 million. The prior year adjusted net earnings excluded a settlement charge of $19.5 million ($17.6 million net of the related tax impact) associated with the settlement of the Company's relationship with one of its former European service providers. Adjusted diluted earnings per share declined 29.5% to $2.15 per share in the fiscal year 2013 compared to adjusted diluted earnings per share of $3.05 in the prior year. On a GAAP basis, net earnings for the fiscal year ended February 2, 2013 were $178.7 million and diluted earnings per share, including an unfavorable $0.10 impact from the net tax settlement charge, totaled $2.05.

Total net revenue for fiscal year 2013 was down 1.1% at $2.66 billion for the fiscal year 2013, compared to $2.69 billion in the prior year.  In constant dollars, total net revenue increased 1.6%. In addition, the Company's fiscal year 2013 results included 53 weeks, while fiscal 2012 results included 52 weeks.

•
The Company's retail stores in North America generated revenue of $1.12 billion in fiscal 2013, flat compared to the prior year.  Comparable store sales for fiscal year 2013 decreased 6.6% in U.S. dollars and local currency compared to the prior year.

•	Net revenue from the Company's Europe segment decreased 7.1% to $939.6 million in fiscal year 2013, compared to $1.01 billion in the prior year. In local currency, Europe segment revenues were flat.

•	Net revenue from the Company's Asia segment increased 15.9% to $290.7 million in fiscal year 2013, compared to $250.7 million in the prior year.

•
Net revenue from the Company's North American Wholesale segment increased 3.7% to $194.4 million in fiscal year 2013, from $187.4 million in the prior year. In constant dollars, net revenue increased 4.5%.

•	Licensing segment net revenue decreased 3.5% to $117.1 million in fiscal year 2013, from $121.4 million in the prior year.

Operating earnings for fiscal year 2013 decreased 34.1% to $274.5 million (including a $6.8 million unfavorable currency translation impact) from adjusted operating earnings of $416.7 million in the prior year. Operating margin for fiscal 2013 declined 520 basis points to 10.3% compared to adjusted operating margin of 15.5% in the prior year. The decline in adjusted operating margin primarily reflects the impact of lower sales due to negative same store sales on the Company's fixed cost structure and lower sales in our European wholesale business, higher occupancy and selling costs in Europe due to retail expansion, increased investments in advertising and marketing and more retail markdowns in Europe and North America. GAAP operating earnings decreased 30.9% and GAAP operating margin declined 450 basis points.

Other net income, which primarily includes net unrealized gains on non-operating assets and net unrealized mark-to-market gains on foreign currency contracts and balances was $5.7 million for fiscal year 2013 compared to $1.0 million for the prior year.

The Company's fiscal 2013 adjusted tax rate increased to 32.2%, compared to 31.2% for the prior year. On a GAAP basis, our fiscal 2013 tax rate was 35.3%.

Outlook

The Company's expectations for the first quarter of fiscal 2014 ending May 4, 2013, are as follows:

•	Consolidated net revenues are expected to range from $545 million to $560 million.

•	Operating margin is expected to be between 1.0% and 2.0%.

•	Diluted earnings per share are expected to be in the range of $0.05 to $0.10.

For the fiscal year ending February 1, 2014, the Company's expectations are as follows (note that the Company's fiscal year 2014 will include 52 weeks, while fiscal 2013 included 53 weeks):

•	Consolidated net revenues are expected to range from $2.60 billion to $2.64 billion.

•	Operating margin is expected to be between 8.5% and 9.5%.

•	Diluted earnings per share are expected to be in the range of $1.70 to $1.90.

During the first quarter of fiscal 2014, the Company implemented plans to streamline its operational structure and reduce expenses. The expectations for the first quarter and fiscal year 2014 exclude the impact of any restructuring charges associated with these activities.

Dividends

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.20 per share on the Company's common stock. The dividend will be payable on April 19, 2013 to shareholders of record at the close of business on April 3, 2013.

Presentation of Non-GAAP Information

The financial information presented in this release includes both GAAP and non-GAAP measures. The “non-GAAP” or “adjusted” financial measures exclude the impact of settlement charges incurred during the fourth quarter of fiscal 2013 and the second quarter of fiscal 2012.

In January 2013, the Company settled a tax audit dispute in Italy, resulting in a charge of $12.8 million in the fourth quarter of fiscal 2013, net of amounts previously reserved, which was partially offset by unrelated tax benefits of $4.0 million. In July 2011, the Company experienced a temporary disruption in its European supply chain, related to one of its service providers. The Company subsequently entered into an agreement to terminate the relationship with that provider, resulting in a $19.5 million settlement charge in the second quarter of fiscal 2012.

The Company has excluded these settlement charges, and related tax impact, from its adjusted financial measures primarily because it does not believe such charges reflect the Company's ongoing operating results or future outlook. The Company believes that these adjusted financial measures are useful as an additional means for investors to evaluate the comparability of the Company's operating results when reviewed in conjunction with the Company's GAAP financial statements. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables. The non-GAAP measures are provided in addition to, and not as alternatives for, the Company's reported GAAP results.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company's foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to help investors assess how our businesses performed excluding the effects of changes in foreign currency translation rates. To calculate revenues and earnings from operations on a constant currency basis, operating results for the current year period for entities reporting in currencies other than U.S. dollars are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

Investor Conference Call

The Company will hold a conference call at 4:30 pm (ET) on March 20, 2013 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of February 2, 2013, the Company directly operated 512 retail stores in the United States and Canada and 320 retail stores in Europe, Asia and Latin America. The Company's licensees and distributors operated an additional 858 retail stores outside of the United States and Canada. For more information about the Company, please visit www.guess.com.

Forward Looking Statements

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company's strategies, goals, expectations and future prospects, as well as guidance for the first quarter and full year of fiscal 2014, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “goal,” “strategy,” “believe,” “continue,” “outlook,” “plan” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate consumer preferences, effectively operate our various retail concepts and effectively manage inventories; our ability to successfully implement our growth strategies and to continue to expand or grow our business; our ability to successfully achieve planned cost savings; unexpected obligations arising from litigation, tax and other regulatory proceedings; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including currency fluctuations, global tax rates and the current European economic crisis. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. Additional information with respect to known and unknown risks will also be set forth in the Company's annual report on Form 10-K for the year ended February 2, 2013, which will be filed with the Securities and Exchange Commission in the first quarter of fiscal 2014. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Guess?, Inc.
Investor Relations
(213) 765-5578

Source: Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended [1]				Twelve Months Ended [1]
	February 2,		January 28,		February 2,		January 28,
	2013		2012 [2]		2013		2012 [2]
	$	%	$	%	$	%	$	%

Product sales	$785,340	96.3%	$745,430	96.1%	$2,541,463	95.6%	$2,566,628	95.5%
Net royalties	29,778	3.7%	30,412	3.9%	117,142	4.4%	121,420	4.5%
Net revenue	815,118	100.0%	775,842	100.0%	2,658,605	100.0%	2,688,048	100.0%

Cost of product sales	482,240	59.2%	440,704	56.8%	1,591,482	59.9%	1,531,823	57.0%

Gross profit	332,878	40.8%	335,138	43.2%	1,067,123	40.1%	1,156,225	43.0%

Selling, general and administrative expenses	212,912	26.1%	199,334	25.7%	792,598	29.8%	739,527	27.5%
Settlement charge	—	0.0%	—	0.0%	—	0.0%	19,463	0.7%

Earnings from operations	119,966	14.7%	135,804	17.5%	274,525	10.3%	397,235	14.8%

Other income (expense):
Interest expense	(435)	(0.1%)	(463)	(0.1%)	(1,640)	(0.0%)	(2,002)	(0.1%)
Interest income	507	0.1%	714	0.1%	2,016	0.1%	3,147	0.2%
Other, net	(52)	(0.0%)	6,398	0.9%	5,713	0.2%	961	0.0%

Earnings before income taxes	119,986	14.7%	142,453	18.4%	280,614	10.6%	399,341	14.9%

Income taxes	46,121	5.6%	44,043	5.7%	99,128	3.8%	128,691	4.8%

Net earnings	73,865	9.1%	98,410	12.7%	181,486	6.8%	270,650	10.1%

Net earnings attributable to noncontrolling interests	1,313	0.2%	2,544	0.3%	2,742	0.1%	5,150	0.2%

Net earnings attributable to Guess?, Inc.	$72,552	8.9%	$95,866	12.4%	$178,744	6.7%	$265,500	9.9%

Net earnings per common share attributable to common stockholders:

Basic	$0.85		$1.05		$2.06		$2.88
Diluted	$0.85		$1.05		$2.05		$2.86

Weighted average common shares outstanding attributable to common stockholders:

Basic	84,606		90,627		86,262		91,533
Diluted	84,836		90,931		86,540		91,948

Adjusted earnings from operations [3]:
	$119,966	14.7%	$135,804	17.5%	$274,525	10.3%	$416,698	15.5%

Adjusted net earnings attributable to Guess?, Inc. [3]:
	$81,350	10.0%	$95,866	12.4%	$187,542	7.1%	$283,113	10.5%

Adjusted diluted earnings per common share attributable to common stockholders [3]:
	$0.95		$1.05		$2.15		$3.05

Notes:
1	The three and twelve months ended February 2, 2013 contain 14 and 53 weeks, respectively. The three and twelve months ended January 28, 2012 contain 13 and 52 weeks, respectively.

2
For the three and twelve months ended January 28, 2012, the Company reclassified certain distribution costs from selling, general and administrative expenses to cost of product sales to conform to current period presentation. This reclassification had no impact on previously reported earnings from operations, net earnings or net earnings per share.

3
The adjusted results reflect the exclusion of settlement charges (and related taxes where applicable) recorded during the fourth quarter of fiscal 2013 and the second quarter of fiscal 2012. A complete reconciliation of actual results to adjusted results is presented in the table entitled "Reconciliation of GAAP Results to Adjusted Results."

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(amounts in thousands, except per share data)

The following table provides reconciliations of reported GAAP earnings from operations to adjusted earnings from operations, reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. and reported GAAP income taxes to adjusted income taxes for the three and twelve months ended February 2, 2013 and January 28, 2012.

	Three Months Ended [1]		Twelve Months Ended [1]
	February 2,	January 28,	February 2,	January 28,
	2013	2012	2013	2012

Reported GAAP earnings from operations	$119,966	$135,804	$274,525	$397,235
Supply chain settlement charge [2]	—	—	—	19,463

Adjusted earnings from operations	$119,966	$135,804	$274,525	$416,698

Reported GAAP net earnings attributable to Guess?, Inc.	$72,552	$95,866	$178,744	$265,500

Supply chain settlement charge [2]	—	—	—	19,463
Income tax adjustments and charges [3]	8,798	—	8,798	(1,850)
Total adjustments affecting net earnings attributable to Guess?, Inc.	8,798	—	8,798	17,613

Adjusted net earnings attributable to Guess?, Inc.	$81,350	$95,866	$187,542	$283,113

Reported GAAP income taxes	$46,121	$44,043	$99,128	$128,691
Income tax adjustments and charges [3]	(8,798)	—	(8,798)	1,850
Adjusted income taxes	$37,323	$44,043	$90,330	$130,541

Adjusted income tax rate	31.1%	30.9%	32.2%	31.2%

Notes:
1	The three and twelve months ended February 2, 2013 contain 14 and 53 weeks, respectively. The three and twelve months ended January 28, 2012 contain 13 and 52 weeks, respectively.

2
In July 2011, the Company experienced a temporary disruption in its European supply chain, related to one of its service providers. The Company subsequently entered into an agreement to terminate the relationship with that provider, resulting in a settlement charge in the second quarter of fiscal 2012, impacting the year ended January 28, 2012.

3
In January 2013, the Company settled a tax audit dispute in Italy, resulting in a tax settlement charge of $12.8 million in the three and twelve months ended February 2, 2013, net of amounts previously reserved. This charge was partially offset by unrelated tax benefits of $4.0 million. The twelve months ended January 28, 2012 reflects an adjustment for the income tax effect of the European supply chain settlement charge discussed above, and is based on the Company's assessment of deductibility using the statutory tax rate of the tax jurisdiction in which the charge was incurred.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended [1]			Twelve Months Ended [1]
	February 2,	January 28,	%	February 2,	January 28,	%
	2013	2012	chg	2013	2012	chg

Net revenue:
Europe	$300,273	$290,828	3%	$939,599	$1,010,896	(7%)
North American Retail	349,962	343,496	2%	1,116,836	1,117,643	(0%)
Asia	84,156	70,575	19%	290,655	250,727	16%
North American Wholesale	50,949	40,531	26%	194,373	187,362	4%
Licensing	29,778	30,412	(2%)	117,142	121,420	(4%)
	$815,118	$775,842	5%	$2,658,605	$2,688,048	(1%)

Earnings (loss) from operations:
Europe before settlement charge	$52,300	$55,463	(6%)	$103,975	$186,477	(44%)
Supply chain settlement charge, pre-tax	—	—		—	(19,463)
Europe including settlement charge	52,300	55,463	(6%)	103,975	167,014	(38%)

North American Retail	35,582	54,107	(34%)	78,285	133,184	(41%)
Asia	8,832	8,258	7%	26,525	28,463	(7%)
North American Wholesale	13,073	9,513	37%	45,008	47,162	(5%)
Licensing	26,624	27,450	(3%)	101,182	108,638	(7%)
Corporate Overhead	(16,445)	(18,987)	(13%)	(80,450)	(87,226)	(8%)
	$119,966	$135,804	(12%)	$274,525	$397,235	(31%)

Operating margins:
Europe before settlement charge	17.4%	19.1%		11.1%	18.4%
Europe including settlement charge	17.4%	19.1%		11.1%	16.5%

North American Retail	10.2%	15.8%		7.0%	11.9%
Asia	10.5%	11.7%		9.1%	11.4%
North American Wholesale	25.7%	23.5%		23.2%	25.2%
Licensing	89.4%	90.3%		86.4%	89.5%

Total Company before settlement charge	14.7%	17.5%		10.3%	15.5%
Total Company including settlement charge	14.7%	17.5%		10.3%	14.8%

Note:
1	The three and twelve months ended February 2, 2013 contain 14 and 53 weeks, respectively. The three and twelve months ended January 28, 2012 contain 13 and 52 weeks, respectively.

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	February 2,	January 28,
	2013	2012

ASSETS

Cash and cash equivalents	$329,021	$491,805

Short-term investments	6,906	4,060

Receivables, net	324,971	340,602

Inventories	369,712	328,602

Other current assets	76,615	96,413

Property and equipment, net	355,729	348,885

Other assets	250,552	234,108

Total Assets	$1,713,506	$1,844,475

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$1,901	$2,030

Other current liabilities	383,065	418,006

Capital lease obligations	8,314	10,206

Other long-term liabilities	216,214	211,675

Redeemable and nonredeemable noncontrolling interests	17,020	26,928

Guess?, Inc. stockholders' equity	1,086,992	1,175,630

Total Liabilities and Stockholders' Equity	$1,713,506	$1,844,475

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Twelve Months Ended
	February 2,	January 28,
	2013	2012

Net cash provided by operating activities	$268,904	$364,494

Net cash used in investing activities	(120,262)	(132,096)

Net cash used in financing activities	(318,283)	(162,988)

Effect of exchange rates on cash	6,857	(4,642)

Net increase (decrease) in cash and cash equivalents	(162,784)	64,768

Cash and cash equivalents at the beginning of the year	491,805	427,037

Cash and cash equivalents at the end of the period	$329,021	$491,805

Supplemental information:

Depreciation and amortization	$89,698	$79,286

Rent	$273,436	$252,528

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

		As of February 2, 2013		As of January 28, 2012
		Total	Directly Operated	Total	Directly Operated
Region		Stores	Stores	Stores	Stores

	United States and Canada	512	512	504	504

	Europe and the Middle East	622	240	561	179

	Asia	470	48	423	47

	Central and South America	86	32	71	25

		1,690	832	1,559	755

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Twelve Months Ended
	February 2,	January 28,
	2013	2012

Number of stores at the beginning of the year	504	481

Store openings	33	37

Store closures	(25)	(14)

Number of stores at the end of the year	512	504

Total store square footage at the end of the year	2,371,000	2,338,000